Investor inquiries:

Karen Greene

Internet Capital Group

610.727.6900

ir@internetcapital.com

ICG ANNOUNCES PARTNER COMPANY, GOINDUSTRY, BEGINS TRADING ON THE LONDON STOCK EXCHANGE AIM MARKET

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Wayne, Pa -- January 5, 2006 -- Internet Capital Group, Inc. (Nasdaq: ICGE), announced today that one of its partner companies, GoIndustry, AG, successfully completed a reverse merger into Grasshopper Investments plc. The combined company trades on the London Stock Exchange AIM market under the symbol "GOI" and under the name GoIndustry plc. Trading of shares is denominated in British currency.

ICG owns 69.2 million shares of GoIndustry, which represents approximately 37 percent of the company. The closing quote on January 5, 2006 was 19.50 pence or approximately $.34 per share, thus resulting in a quoted value for ICG's GoIndustry holdings of approximately $23.7 million. ICG has agreed not to dispose of any shares of GoIndustry for a period of one year following completion of the reverse merger.

In connection with the reverse merger an additional 27 million shares of GoIndustry are issuable in 2007, provided that the number of shares may be reduced to the extent that claims arise under the merger agreement. If GoIndustry issues all such shares, ICG will receive an additional 12.0 million shares.

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) owns and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies that are delivering on-demand software and service applications to customers worldwide.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers and development of the e-commerce and information technology markets, and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.